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Supplemental Proxy Information
The Annual Meeting of the Stockholders of the Fund was held on June 15, 2000. The following is a summary of the proposal presented and the total number of shares voted:
Proposal:                                     Votes  in    Votes        Votes
                                              Favor of     Against      Abstained


1.  To elect the followingAndrew McNally II   6,493,181    3,188,339    0
                          Frederick O. Roberts6,493,077    3,188,443    0
                          Harold J. Schaaff, J6,493,234    3,188,286    0
                          Fergus Reid         6,493,834    3,187,686    0
                          Graham E. Jones     6,493,990    3,187,530    0
                          John D. Barrett II  6,493,991    3,187,529    0
                          Samuel T. Reeves    6,387,110    3,294,410    0
                          Gerard E. Jones     6,493,781    3,187,739    0


The Annual Meeting of the Stockholders of the Fund was reconvened on August 1, 2000.
The following is a summary of the proposal presented and the total number of shares voted:

Proposal:                                     Votes  in    Votes        Votes
                                              Favor of     Against      Abstained


2.  To ratify the selection of Ernst & Young L6,218,197    5,766,195       15,599
     independent accountants of the Fund







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